Exhibit 5.1

Masco Corporation 21001 Van Born Road Taylor, Michigan 48180

March 16, 2016

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

RE:	MASCO CORPORATION

REGISTRATION STATEMENT ON FORM S-3

(FILE NO. 333-209514)

Dear Sirs:

Masco Corporation has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-209514) under the Securities Act of 1933, as amended (the “Act”), registering securities of Masco Corporation (the “Company”), including among other securities, debt securities, which registration statement became effective on February 12, 2016. Such registration statement, as amended and supplemented, including documents incorporated therein by reference, is referred to herein as the “Registration Statement.” I have acted as your counsel in connection with the offering of $400,000,000 aggregate principal amount of the Company’s 3.500% Notes Due 2021 (the “2021 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.375% Notes Due 2026 (the “2026 Notes” and, together with the 2021 Notes, the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated March 10, 2016 (the “Underwriting Agreement”) between the Company and the underwriters named therein (the “Underwriters”). The Securities are to be issued under an Indenture dated as of February 12, 2001, as supplemented by the Supplemental Indenture dated as of November 30, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to Bank One Trust Company, National Association), as Trustee (together, the “Indenture”). The prospectus dated February 12, 2016 and the prospectus supplement dated March 10, 2016 relating to the Securities (the “Prospectus Supplement”) in the forms filed with the Commission pursuant to Rule 424 of the Act, including documents incorporated therein by reference, are collectively referred to herein as the “Prospectus.”

I, or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records as I have deemed necessary or advisable for the purpose of rendering this opinion. Based upon the foregoing, I am of the opinion that:

The issuance of the Securities has been duly authorized by appropriate corporate action, and when the Securities have been duly executed, authenticated and delivered in accordance with the Indenture delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and concepts of reasonableness and equitable principles of general applicability, provided that I express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. I also consent to the reference to me under the caption “Validity of Securities” in the Prospectus Supplement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Kenneth G. Cole

Kenneth G. Cole

Vice President, General Counsel and Secretary